Exhibit 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS THIRD QUARTER 2007 RESULTS. SALES INCREASE 15%, NET INCOME
INCREASES 40%.

Cleveland, Ohio — October 25, 2007 — Brush Engineered Materials Inc. (NYSE-BW) today reported third quarter 2007 sales of $230.9 million, up $30.5 million, or 15%, and net income of $9.9 million, up $2.8 million, or 40%, both compared to the third quarter of 2006. Earnings per share, diluted, was $0.48 compared to $0.35 per share, diluted, for the same quarter of the prior year.

The third quarter was the nineteenth consecutive quarter where sales were higher than the comparable quarter of the prior year and the eighth consecutive quarter of sales growth greater than 15% over the comparable quarter of the prior year. The majority of the sales growth in the quarter was driven by demand from the data storage market for the Company’s new hard disk drive materials as the conversion to perpendicular media continues to ramp up. Increased demand in defense, disc drive arm materials and ToughMet® materials also contributed to the growth in sales. Metal prices passed through to customers accounted for approximately 2% of the sales increase in the quarter. The Company’s organic sales growth was approximately 13%. International sales continued to grow at a faster rate than domestic sales, reaching 40% of total sales in the third quarter compared to 34% in the third quarter of the prior year. The majority of the international growth was in Asia where the Company continues to expand its presence in China, Japan, Korea and Singapore.

While sales were weaker than what the Company had expected coming into the quarter due to lower than expected demand for certain of its products in two key markets, cell phone handsets and magnetic media, improved margins helped offset the impact of the lower volumes.

Gross margins and operating profit margins continued to improve in the quarter. Gross margin was $46.3 million, up $6.6 million compared to the third quarter 2006 gross margin of $39.7 million. Gross margin as a percent of sales was 20.0% compared to 19.8% for the third quarter of the prior year. Operating profit in the third quarter was $16.2 million or 7.0% of sales compared to $10.6 million or 5.3% of sales in the third quarter of 2006. The operating margin improvements were driven by the leverage from the Company’s sales growth as well as the ongoing initiatives to lower costs and increase operating efficiencies.

For the first nine months of the year, sales were a record $714.8 million, up $159.6 million, or 29%, compared to the same period of the prior year. Sales growth net of metal prices was approximately 25%. Net income for the first nine months was $41.0 million, or $1.98, diluted, per share, up $21.7 million compared to net income of $19.3 million, or $0.96, diluted, per share for the same period in 2006.

BUSINESS SEGMENT REPORTING

Beginning with the fourth quarter of 2006, the Company changed its segment reporting to more closely align with the way the business is currently managed. Prior-year results have been adjusted for each segment to reflect the change.

Advanced Material Technologies and Services

The Advanced Material Technologies and Services’ segment sales for the third quarter of 2007 were up 30% to $119.4 million compared to $92.0 million in the third quarter of the prior year. Sales for the first nine months of 2007 were $384.4 million, 54% above the same period last year. Organic growth was approximately 24% in the third quarter and 48% through the first nine months of the year. Precious metal prices passed through to customers accounted for approximately 6% of the sales growth in both the third quarter and the first nine months. Operating profit for the third quarter was $12.3 million, up $6.1 million compared to $6.2 million for the third quarter of 2006. Operating profit year to date was $49.1 million, up $24.3 million compared to the same period last year.

The strong sales growth in the third quarter and first nine months of the year continued to be driven primarily by demand for Williams Advanced Materials Inc.’s (WAM) new ruthenium-based magnetic media materials for the data storage market. In addition, wireless telecommunications and photonics product applications, semiconductor and inorganic materials also contributed to the strong sales growth throughout the first nine months of the year. WAM completed the first phase of the expansion of its Brewster, New York facility to support the growth of the data storage market and the related perpendicular magnetic recording opportunity during the second quarter of this year. The successful ramp-up of operations to support additional growth continued during the third quarter. WAM also made good progress in the quarter in its ongoing efforts to qualify its materials for additional opportunities in the magnetic media market. New market opportunities related to energy, medical and new electronics devices also offer growth potential over the core product portfolio. WAM is expanding its geographic reach into Asia with the construction of a new operation in Suzhou, China and plans to expand its operations in Singapore.

Operating profit for the third quarter was 10.3% of sales compared to 6.7% for the prior year driven primarily by the leverage from the increased sales volume.

Specialty Engineered Alloys

The Specialty Engineered Alloys segment consists of Alloy Products which includes bulk and strip form high performance copper-based alloy products, hydroxide and the Company’s line of ToughMet® materials.

Specialty Engineered Alloys’ sales for the third quarter were $74.1 million, up slightly compared to the third quarter 2006 sales of $73.2 million. Year-to-date sales of $220.0 million were up $17.4 million or 9% higher than sales of $202.6 million for the first nine months of 2006. Operating profit for the third quarter was $2.6 million versus $3.7 million for the third quarter of 2006. Operating profit of $9.3 million year-to-date 2007 was $3.7 million higher than operating profit of $5.6 million for the same period last year.

The increase in sales for the third quarter is due primarily to higher selling prices and the pass through of higher base metal prices, particularly copper passed through to customers. Alloy Products continues to experience strong demand from its global oil and gas and aerospace markets and new products such as ToughMet® are continuing to find their way into new application opportunities particularly in aerospace, oil and gas and heavy equipment markets. This strength however was offset in the quarter by significantly weaker demand from the telecommunications handset market. Overall demand, in unit volume terms, was down 10% in the quarter. However, Alloy Products began to see some increased demand in handsets in the latter weeks of the quarter.

Third quarter operating profit was negatively impacted by the lower sales volume which led to manufacturing inefficiencies and lower production levels.

Beryllium and Beryllium Composites

The Beryllium and Beryllium Composites segment consists of Beryllium Products including beryllia ceramic manufactured by Brush Ceramic Products Inc.

Beryllium and Beryllium Composites’ sales for the third quarter of 2007 were $15.2 million, up 12%, or $1.6 million, compared to the third quarter of 2006. Year-to-date sales of $46.8 million were up $10.1 million, or 28% higher than the same period last year. Operating profit for the second quarter was $2.2 million versus $1.7 million for the third quarter of 2006. Operating profit for the first nine months of 2007 was $6.8 million, up $4.0 million above operating profit of $2.8 million for the first nine months of 2006.

The Beryllium and Beryllium Composites double-digit sales growth for both the third quarter and year to date has been fueled primarily by demand for defense applications. Defense sales of AlBeMet® materials continued to show strength throughout the third quarter driven by tactical optics (including FLIR systems), airborne electronics and space systems. Medical and industrial x-ray and acoustic speaker product applications also contributed to the sales growth for the first nine months of the year.

The improvement in operating profit is due to the increase in sales volume.

Engineered Material Systems

Engineered Material Systems’ sales for the third quarter of 2007 were $18.6 million, up $1.6 million, or 9%, compared to the third quarter 2006 sales of $17.0 million. Sales for the first nine months of 2007 were $52.2 million, down slightly from year-to-date 2006 sales of $53.0 million. Operating profit in the third quarter was $1.7 million compared to an operating profit of $0.6 million for the third quarter of 2006. Operating profit for the first nine months of 2007 was $3.0 million versus $3.2 million for the same period in 2006.

The increase in sales for the third quarter was driven by stronger demand for disk drive applications. New products accounted for 20% of Technical Materials, Inc.’s (TMI) sales in the third quarter of 2007. The sales order entry rate also strengthened during the third quarter.

The improvement in operating profit for the third quarter was due to the improved sales volume.

OUTLOOK

Going into the third quarter, the Company expected stronger demand from two of its key markets during the third quarter. Sales of the Company’s products into cell phone handset and magnetic media markets were weaker than expected.

The overall cell phone handset market is strong and demand for the materials supplied into that market from the Company’s Advanced Material Technologies and Services Segment was as the Company expected in the third quarter. However, the customers and applications served by the Company’s Specialty Engineered Alloys segment in this market were well below expectations. In magnetic media, or hard disc drives, while the market gained strength following a softer second quarter, the demand from the customers the Company supplies in support of the industry conversion to perpendicular recording technology was also below the Company’s expectations. In both of these markets, conditions improved as the third quarter progressed and demand levels in the final weeks of the quarter were well above those of the first several weeks.

Given these trends, the Company at this time expects sales and earnings levels for the fourth quarter of the year to be stronger than the third quarter. The current expectation is for fourth quarter sales to be in the $245.0 million to $255.0 million range, up 18% to 23% compared to the same quarter of the prior year. Earnings are expected to be in the range of $0.50 to $0.60 per share.

It is important to continue to reiterate that the Company’s sales and earnings estimates are subject to significant variability. Metal price changes, metal supply conditions, fluctuations in demand levels driven by such factors as inventory swings in the market, and new product ramp-up rates in critical markets such as the media market can have a significant effect on actual results. The outlook for the fourth quarter is based on the Company’s best estimates at this time and is subject to significant fluctuations due to these as well as other factors.

CHAIRMAN’S COMMENTS

Commenting on the results, Dick Hipple, Chairman, President and CEO, stated, “I am very pleased with the continued growth and improvement in margins noted in the third quarter as well as the progress made with our initiatives to grow with the new perpendicular media technology. I was disappointed to see the softness noted in this market during the first part of the quarter as well as the impact of the downturn in demand for products supplied to the cell phone handset market by our Specialty Engineered Alloys business. It is noteworthy that our sales have now grown over the comparable quarter in the prior year for nineteen straight quarters and operating profit has improved over the comparable quarter for nine consecutive quarters. We are continuing to leverage our materials technology and services by targeting high growth opportunities. We are committed to profitably growing this company and creating value for our shareholders.”

CONFERENCE CALL

Brush Engineered Materials will conduct a teleconference in conjunction with today’s release. The teleconference begins at 2:00 p.m. Eastern Time, October 25, 2007. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0782, callers outside the U.S. can dial (201) 689-8567.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, data storage, aerospace and defense, automotive electronics, industrial components and appliance;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the year 2007;

•	Our success in developing and introducing new products and new product ramp up rates, including the actual ramp up of the perpendicular media market;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of materials, tax rates, exchange rates, pension and other employee benefit costs, energy costs, regulatory compliance costs, and the cost and availability of insurance;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations; and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:
Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	Sept 28	Dec 31
(Dollars in thousands)	2007	2006
Assets
Current assets
Cash and cash equivalents	$16,967	$15,644
Accounts receivable	116,877	86,461
Inventories	163,798	151,950
Prepaid expenses	16,308	13,988
Deferred income taxes	3,279	3,541

Total current assets	317,229	271,584
Other assets	13,152	13,577
Related-party notes receivable	98	98
Long-term deferred income taxes	4,655	15,575
Property, plant and equipment	575,512	381,932
Less allowances for depreciation,
depletion and impairment	392,647	381,932

	182,865	175,929
Goodwill	21,782	21,843

	$539,781	$498,606

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$29,908	$28,076
Current portion of long-term debt	631	632
Accounts payable	30,240	30,744
Other liabilities and accrued items	53,239	52,161
Unearned revenue	2,652	314
Income taxes	1,086	4,515

Total current liabilities	117,756	116,442
Other long-term liabilities	11,780	11,642
Retirement and post-employment benefits	59,200	59,089
Long-term income taxes	4,331	0
Deferred income taxes	0	151
Long-term debt	9,645	20,282
Shareholders’ equity	337,069	291,000

	$539,781	$498,606

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited

	Third Quarter Ended		Nine Months Ended
	Sept 28	Sept 29,	Sept 28	Sept 29,
(Dollars in thousands except share and per share amounts)	2007	2006	2007	2006
Net sales	$230,928	$200,426	$714,805	$555,227
Cost of sales	184,655	160,715	557,367	441,554

Gross margin	46,273	39,711	157,438	113,673
Selling, general and administrative expenses	27,456	26,848	82,690	77,951
Research and development expenses	968	971	3,569	3,006
Other-net	1,679	1,258	5,537	1,960

Operating profit	16,170	10,634	65,642	30,756
Interest expense	286	983	1,540	3,250

Income before income taxes	15,884	9,651	64,102	27,506
Income taxes	5,976	2,564	23,141	8,224

Net income	$9,908	$7,087	$40,961	$19,282

Per share of common stock: basic	$0.49	$0.36	$2.02	$0.99
Weighted average number	20,392,000	19,784,000	20,300,000	19,547,000
of common shares outstanding
Per share of common stock: diluted	$0.48	$0.35	$1.98	$0.96
Weighted average number
of common shares outstanding	20,730,000	20,111,000	20,736,000	19,998,000